Exhibit 99.1

FitLife Brands Announces Preliminary 2021 Results

OMAHA, NE – April 1, 2022 – FitLife Brands, Inc. (“FitLife” or the “Company”) (OTCQX: FTLF), a provider of innovative and proprietary nutritional supplements for health-conscious consumers marketed under the brand names NDS Nutrition, PMD, SirenLabs, Nutrology, CoreActive, Metis Nutrition, iSatori, Energize, and BioGenetic Laboratories, today announced preliminary financial results for its fiscal year ended December 31, 2021.

The Company is providing the following preliminary financial report, not subject to any procedures by our independent registered accounting firm, regarding its performance for the fiscal year ended December 31, 2021:

●	Total revenue is anticipated to be $27.7-27.9 million.
●	Gross profit is anticipated to be $12.3-12.5 million.
●	Net income is anticipated to be $5.2-5.4 million.
●	Adjusted EBITDA is anticipated to be $6.6-6.8 million.
●	The Company’s cash balance as of December 31, 2021, was $9.9 million.

On April 1, 2022, the Company filed a Form 12b-25 with the SEC indicating that it is unable to file its Annual Report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”) without unreasonable effort or expense within the prescribed time period. On March 30, 2022, the audit committee of the Company’s board of directors commenced an independent investigation of issues that include, but may not be limited to, certain aspects of the Company's methods of revenue recognition for certain contractual arrangements of products when the performance obligation is satisfied upon delivery, and expensing of costs of inventory and related issues including the accounting treatment, financial reporting and internal controls related to such arrangements for the years ended December 31, 2021, 2020 and 2019. As the independent investigation includes matters related to accounting for the annual and quarterly periods for the years ended December 31, 2021, 2020 and 2019, the Company is unable to file the Annual Report at this time.

Following the completion of the independent investigation, the timing of which cannot be estimated, the Company will make a determination regarding whether any revision, correction or restatement of its financial statements for any previous quarter or fiscal year will be made, as well as the timing of filing the Annual Report.

In the event that management anticipates a material change to any of the information provided herein, the Company will provide further updates.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements for health-conscious consumers. FitLife markets over 130 different dietary supplements to promote sports nutrition, improved performance, weight loss and general health primarily through domestic and international GNC franchise locations as well as through more than 17,000 additional domestic retail locations and, increasingly, online. FitLife is headquartered in Omaha, Nebraska. For more information please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results for the year ended December 31, 2021 or future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, analysis of and impact resulting from certain revenue recognition procedures discussed in this press release, including, but not limited to the potential of adjustments to revenue reported in prior periods, as well as the ability of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

Certain information set forth above represent “non-GAAP financial measures” as defined by the SEC, including adjusted EBITDA. These measures may be different from non-GAAP financial measures used by other companies. This financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information to be prepared and presented in the Company’s Annual Report in accordance with GAAP.

Non-GAAP adjusted EBITDA excludes interest, income taxes, depreciation and amortization, equity-based compensation and non-recurring gains or losses. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expense and other items that may not be indicative of its core operating results and business outlook. The Company believes that the inclusion of non-GAAP measures allows investors to compare the Company’s financial results with the Company’s historical financial results and is an important measure of the Company’s comparative financial performance.